Exhibit 99.1

COMPANY EMPLOYEE FAQS

Turning Point Therapeutics—Employee Questions and Answers

1.	What was announced regarding the Company and Bristol Myers Squibb?

Turning Point Therapeutics (the “Company” or “Turning Point Therapeutics”) and Bristol Myers Squibb (“Bristol Myers Squibb”) have entered into a definitive merger agreement for Bristol Myers Squibb to acquire the Company at a price of $76.00 per share in a cash transaction.

Under the terms of the merger agreement, Bristol Myers Squibb will commence a tender offer (the “Tender Offer”) no later than June 20, 2022, to acquire all outstanding shares of the Company’s common stock.

2.	What is a Tender Offer?

A description of the Tender Offer can be found below, under “Additional Information about the Tender Offer and Where to Find It”.

3.	What does this agreement mean for the Company? Why does this transaction make sense strategically?

Turning Point Therapeutics will become a wholly owned subsidiary of Bristol Myers Squibb after the deal closes. Nothing will change between the signing and closing, as Bristol Myers Squibb and the Company remain separate, independent companies. Antitrust laws require Bristol Myers Squibb and Turning Point Therapeutics to remain separate, and not to prematurely integrate or engage in certain joint activities until the transaction has received the requisite regulatory approvals and the closing has occurred. We do not anticipate any changes to the Company’s organizational structure prior to closing.

The Company’s focus remains on, and our vision continues to be, the design, development and commercialization of precision therapies to address key limitations of existing cancer therapies. Bristol Myers Squibb is a global leader in oncology, with a long and successful track record in bringing new therapies to market and the financial resources to help develop our pipeline of drug candidates.

4.	When is the transaction expected to close? Is there anything that could stop it?

The transaction is expected to close in the third quarter of 2022, subject to regulatory approvals and the satisfaction or waiver of other customary closing conditions. The proposed transaction can only happen upon the satisfaction of the “minimum tender” condition of a tender of a majority of outstanding Turning Point Therapeutics shares on a fully diluted basis.

5.	How will the transaction with Bristol Myers Squibb affect the employees of the Company?

The Company and Bristol Myers Squibb will continue to operate as separate, independent entities prior to the closing of the proposed transaction, and until that time it is business as usual for both companies. You will maintain your current reporting structure and, except as indicated below, your compensation and job responsibilities will remain unchanged prior to the closing of the transaction.

COMPANY EMPLOYEE FAQS

As with any combination involving two companies, there is the possibility of overlaps in existing job functions that may result in some changes in duties and workforce reductions. We will communicate new information when it becomes available, and we will provide answers to questions as soon as possible once decisions are made.

6.	I have vested and unvested stock options. What happens to my stock options now?

At the closing of the transaction, your outstanding and unexercised stock options, whether vested or unvested, will be accelerated and become fully vested and be cancelled and converted into the right to receive a cash payment through the Company’s payroll equal to the excess of $76.00 over the per share exercise price of such stock option times the number of shares subject to such stock option, less any applicable taxes or other withholdings required by law. If the per share exercise price of such stock option exceeds $76.00, your stock options will be cancelled for no consideration. After cancellation, your stock options will cease to exist.

7.	I have unvested restricted stock unit awards. What happens to these awards if they have not fully vested by the closing?

At the closing of the transaction, any restricted stock unit award (“RSU”) will be cancelled and converted into the right to receive a cash payment through the Company’s payroll equal to $76.00 times the number of shares issuable in settlement of such RSU, without regard to vesting and less any applicable taxes or other withholdings required by law. After such cancellation, your RSU will cease to exist.

8.	I have unvested performance stock unit awards. What happens to these awards at closing?

At the closing of the transaction, any performance stock unit award (“PSU”) will be cancelled and converted into the right to receive a cash payment through the Company’s payroll less any applicable taxes or other withholdings required by law. For PSUs granted in 2021 or January 2022, such cash payment will be equal to $76.00 times 50% of the number of shares issuable in settlement of such PSU, without regard to vesting and with all performance goals deemed achieved. For PSUs granted in February 2022, such cash payment will be equal to $76.00 times 100% of the number of shares issuable in settlement of such PSU, without regard to vesting and with all performance goals deemed achieved. After such cancellation, your PSUs will cease to exist.

9.	What does this mean for my ESPP Shares?

Other than the offering period currently outstanding under the ESPP, no new ESPP offering will be authorized or commenced, including the offering period scheduled to commence on June 11, 2022. The Company’s 2019 Employee Stock Purchase Plan will terminate upon the closing of the transaction.

COMPANY EMPLOYEE FAQS

10.	What happens if I voluntarily resign prior to the closing of the transaction?

If you voluntarily terminate your employment at any time prior to the closing of the transaction, you will not be entitled to any benefits with respect to unvested awards and your unvested equity awards will terminate. Your vested stock options will remain exercisable for such period of time as may be set forth in your stock option documentation and will remain eligible to be paid out in connection with the transaction if they have not terminated prior to the closing of the transaction.

11.	What happens if I exercise my currently vested stock options before the transaction closes?

You may exercise your vested stock options in accordance with our normal procedures for exercising options. Please note that the trading window remains closed at this time. You will receive an updated notice if we are able to open the trading window before the transaction closes.

Every situation is unique, and you should consult with your personal tax and financial advisors with respect to any decision you may make with respect to your awards, and the tax consequences relating to your awards.

12.	What happens to the Company shares that I own?

The Tender Offer has not yet commenced. At the time the Tender Offer is commenced, you will be provided with an opportunity to tender your shares in exchange for $76.00 per share, in cash and without interest. Please see below under “Additional Information about the Tender Offer and Where to Find It” for important information with respect to the Tender Offer.

13.	Is there anything I need to do now in preparation for the close of the transaction related to my equity awards or any shares I own? Do I need to register them anywhere?

Details concerning proceeds and receiving your transaction consideration will be provided in the tender offer documents to be filed by Bristol Myers Squibb and the Company in their respective public filings regarding the transaction, which will be filed in the coming weeks.

14.	Will there be any changes to employee salaries, compensation or benefits as a result of the transaction?

Employee salaries, compensation and benefits are expected to remain unchanged through the closing of the transaction. When two companies come together, there are always similarities and differences, particularly with benefits plans, corporate policies and compensation practices. Any further information will be forthcoming as part of the transition plan.

15.	How will we manage current programs and perform operational duties? Do I need to keep coming into the office?

Until the close of the transaction, our operational plan and return to office plan remain unchanged. As always, continue to discuss with your manager and Turning Point Therapeutics legal any need to sign contracts or purchase orders committing funds or external resources.

COMPANY EMPLOYEE FAQS

16.	Will any changes be made to previously scheduled company events, business travel, in-person meetings, etc.? Will we continue with the build for the new Callan Ridge facility?

Until the transaction closes, the Company will continue to operate our business in the ordinary course, including with respect to the Callan Ridge facility improvements and previously scheduled corporate events. You should continue to perform your job as you normally would, which includes keeping meetings and traveling as scheduled, unless you are instructed to do otherwise.

17.	Will there be a transition team? How will the transition plan be communicated to us? When will we know of any changes in staffing as a result of the transaction?

The transaction has only just recently been announced and many decisions have yet to be made. We will continue to operate as an independent company through closing and do not expect significant changes to reporting lines or management structures during that time period. Over the coming weeks, the management teams of Turning Point Therapeutics and Bristol Myers Squibb will work together to determine how best to bring our companies together and capitalize on the strengths and talent across each organization. Turning Point Therapeutics will be organizing a transition team to help answer employee questions, communicate updates and assist our employees with transition questions or activities prior to the close.

18.	What should I do if I’m contacted by third parties about the transaction?

Should you be contacted by members of the media or financial community or other third parties regarding this transaction, please refer all inquiries directly to Adam Levy at adam.levy@tptherapeutics.com.

19.	What information can I share with Bristol Myers Squibb’s employees while the transaction is pending?

Outside of formal integration planning teams, employees at Turning Point Therapeutics and Bristol Myers Squibb should not be sharing confidential information or coordinating with employees at Bristol Myers Squibb relating to the companies’ respective businesses, R&D activities, etc.

20.	If I have additional questions, who can I ask?

For any benefits related questions, please ask Heather Adams. We realize that you may have many questions over the coming weeks. We will communicate new information when it becomes available and will provide answers to questions as soon as possible after decisions are made.

COMPANY EMPLOYEE FAQS

Important Information about the Tender Offer

The tender offer referenced in this communication has not yet commenced. This communication is for information purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of Turning Point Therapeutics, nor is it a substitute for the tender offer materials that Rhumba Merger Sub Inc. will file with the SEC upon commencement of the tender offer. The solicitation of an offer to sell and the offer to buy shares of Turning Point Therapeutics’ common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Rhumba Merger Sub Inc., a wholly owned subsidiary of Bristol Myers Squibb, intends to file with the Securities and Exchange Commission (the “SEC”). In addition, Turning Point Therapeutics will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

Turning Point Therapeutics stockholders and investors are strongly advised to read these documents when they become available, including the Solicitation/Recommendation Statement of Turning Point Therapeutics on Schedule 14D-9 and any amendments or supplements thereto, as well as any other documents relating to the tender offer and the merger that are filed with the SEC, carefully and in their entirety prior to making any decisions with respect to whether to tender their shares into the tender offer because they contain important information, including the terms and conditions of the tender offer.

Once filed, investors will be able to obtain the tender statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of Turning Point Therapeutics on Schedule 14D-9 and related offer materials with respect to the tender offer and the merger, free of charge at the SEC’s website at www.sec.gov or from the information agent that will be named in the tender offer materials. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by Turning Point Therapeutics under the “Investors” section of Turning Point Therapeutics’ website at tptherapeutics.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements either contained in or incorporated by reference into this document, other than purely historical information, including statements relating to the acquisition of the Company by BMS and any statements relating to the Company’s business and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements.” These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Such forward-looking statements include those relating to the ability to complete and the timing of completion of the transactions contemplated by the Agreement and Plan of Merger dated as of June 2, 2022 by and among the Company, Rhumba Merger Sub Inc., and Bristol Myers Squibb (the “Merger Agreement”) including the parties’ ability to satisfy the conditions to the consummation of the tender offer and the other conditions set forth in the Merger Agreement and the possibility of any termination of the Merger Agreement. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current

COMPANY EMPLOYEE FAQS

expectations because of numerous risks and uncertainties including with respect to the timing of the tender offer and the subsequent merger; the number of shares of the Company’s common stock that will be tendered in the tender offer; legal proceedings that may be instituted related to the Merger Agreement; any competing offers or acquisition proposals; the possibility that various conditions to the consummation of the offer or the merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the offer or the merger; and the effects of disruption from the transactions of the Company’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees and business partners. The risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. The extent to which the COVID-19 pandemic impacts the Company’s businesses, operations, and financial results, including the duration and magnitude of such effects, will depend on numerous factors, which are unpredictable, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the Company’s public filings with the SEC from time to time, including the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q. The Company’s stockholders and investors are cautioned not to unduly rely on these forward-looking statements. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, the Company expressly disclaims any intent or obligation to update or revise publicly these forward-looking information or statements.